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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Mitchell      David              J.     |    Kellstrom Industries, Inc. (KELL)         |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 5 East 59th Street                         |                         |     August 1999    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  New York           NY             10022   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  |(A) or| Price  |                   |   (I)       |   ship   |
|                     |                   |       |      |            |(D)   |        |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |      |        |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |    8/09/99        |   P   |  --  |    3,000   |  A   |$10.5375|        --         |      D      |    N/A   |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |    8/09/99        |   P   |  --  |    5,200   |  A   |$10.0625|      81,037       |      D      |    N/A   |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
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 * If the form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |  $10.125/sh  |    --    | --  | -- |  --   |   --   |   (1)  |10/08/08| Common |   15,000  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |  $10.125/sh  |    --    | --  | -- |  --   |   --   |   (2)  |10/08/08| Common |   10,000  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Employee Stock Options |    $8.38/sh  |    --    | --  | -- |  --   |   --   |   (3)  |01/02/07| Common |   25,000  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
------------------------------------------------------------------------------------------------------------------------------------
|Employee Stock Options |    $7.63/sh  |    --    | --  | -- |  --   |   --   |   (4)  |09/19/06| Common |    2,250  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
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|Employee Stock Options |    $7.63/sh  |    --    | --  | -- |  --   |   --   |   (5)  |09/19/06| Common |   15,000  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
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|Employee Stock Options |    $5.00/sh  |    --    | --  | -- |  --   |   --   |   (6)  |09/07/05| Common |   15,000  |      --     |
|(Right to buy)         |              |          |     |    |       |        |        |        | Stock  |           |             |
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------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         15,000      |               D               |          N/A         |
|---------------------|-------------------------------|----------------------|
|         10,000      |               D               |          N/A         |
|---------------------|-------------------------------|----------------------|
|         25,000      |               D               |          N/A         |
|---------------------|-------------------------------|----------------------|
|          2,250      |               D               |          N/A         |
|---------------------|-------------------------------|----------------------|
|         15,000      |               D               |          N/A         |
------------------------------------------------------------------------------
|         15,000      |               D               |          N/A         |
------------------------------------------------------------------------------

Explanation of Responses:

(1) These Employee Stock Options were acquired on 10/08/98 and vest in two equal installments on 04/27/99 and 10/27/00.
(2) These Employee Stock Options were acquired on 10/08/98 and will fully vest on 12/19/99.
(3) These Employee Stock Options were acquired on 01/02/97 and vest in two equal installments on 01/02/98 and 01/02/99.
(4) These Employee Stock Options were acquired on 09/19/96 and fully vested on 09/19/96.
(5) These Employee Stock Options were acquired on 09/19/96 and fully vested on 09/19/96.
(6) These Employee Stock Options were acquired on 09/07/95 and vest in two equal installments on 09/07/96 and 09/07/97.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
                                                                                   /s/ David J. Mitchell                 9/9/99
                                                                                   -------------------------------    -------------
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        **Signature of Reporting Person       Date
                                                                                   David J. Mitchell

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 5 for procedure.

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